Exhibit 99.1

Deere & Company One John Deere Place Moline, IL 61265 USA Phone: 309-765-8000 www.deere.com

NEWS RELEASE –February 15, 2005

Contact:

Ken Golden

Manager, Public Relations

Deere & Company

309-765-5678

DEERE POSTS RECORD RESULTS FOR FIRST QUARTER

•                   Net income increases 30 percent to $223 million; sales and revenues up 18 percent.

•                   Demand for farm and construction equipment running at strong pace.

•                   Company on track for improved financial performance in 2005.

MOLINE, Illinois (February 15, 2005) — Deere & Company today announced worldwide net income of $222.8 million, or $.89 per share, for the first quarter ended January 31, compared with net income for the same period last year of $170.8 million, or $.68 per share.

Worldwide net sales and revenues grew 18 percent to $4.127 billion for the first quarter compared with $3.484 billion a year ago. Net sales of the equipment operations were $3.526 billion for the quarter versus $2.912 billion last year.

Said Robert W. Lane, chairman and chief executive officer: “Deere’s focus on improved operating performance has served us well. Our pattern of consistent product investment has allowed customers to appreciate the value in our advanced new models of equipment. Our steps to achieve more flexibility in manufacturing and order fulfillment have also played a role in our success. As a result, the company is positioned to meet our objectives for strong financial performance.”

Summary of Operations

The company’s equipment sales in the U.S. and Canada rose 20 percent for the quarter. Outside the U.S. and Canada, sales increased by 16 percent, excluding currency translation, and by 23 percent on a reported basis.

Company equipment divisions reported operating profit of $262 million for the quarter, compared with $198 million last year. The improvement was primarily due to increased shipments, efficiencies related to stronger production volumes, and improved price realization.  Partially offsetting these factors were higher raw material costs. Excluding last year’s gain on the sale of a construction-equipment rental company, equipment operating profit rose 56 percent on a 21 percent increase in sales.

Deere’s asset-management efforts are continuing to yield positive results. Trade receivables and inventories at the end of the quarter were $5.934 billion, or 32 percent of previous 12-month sales, compared with $5.008 billion, or 36 percent of sales, a year ago.

Financial services operations reported net income of $88.1 million for the quarter versus $79.5 million last year. The increase was primarily due to a lower provision for credit losses related to a high-quality loan portfolio, growth in the portfolio, and improved health-care underwriting margins. Last year, Deere’s credit operations benefited from gains on retail notes sold during the quarter.

Company Outlook

Excluding the impact of currency translation, company equipment sales are expected to increase by 6 to 8 percent for full-year 2005 and by 9 to 11 percent for the second quarter. Currency is forecast to add about two percentage points to sales for both periods. Production levels are expected to be down slightly for the year but up 3 to 5 percent for the second quarter. Net income is forecast to be around $1.5 billion for the full year and in the range of $500 million to $525 million for the quarter.

Positive customer response is expected to continue driving the company’s performance in 2005, noted Lane. “We’re having success expanding our market position on a global basis,” he said. “Our strategy is on track to serve customers with products and services that deliver even greater value and productivity. Our efforts to grow a great business are proceeding as planned. As a result, we’re confident the company is positioned for another year of exceptional performance in 2005.”

* * *

Equipment Division Performance

•                  Agricultural Equipment. Division sales increased 26 percent for the quarter. The sales increase was mainly due to higher shipments, reflecting continued strong retail demand, as well as improved price realization and the impact of currency translation. Operating profit nearly doubled, to $163 million compared with $85 million last year. The operating-profit improvement was primarily driven by higher worldwide sales and efficiencies related to stronger production volumes. Improved price realization offset a significant portion of an increase in raw material costs.

•                  Commercial & Consumer Equipment. Sales declined 8 percent for the quarter as the division further aligned shipments and production levels with seasonal demand. The lower shipments and production volumes contributed to an operating loss of $2 million for the quarter versus operating profit of $20 million last year. Having a positive impact for the quarter was improved price realization, which offset an increase in raw material costs.

•                  Construction & Forestry.  Division sales rose 33 percent for the quarter reflecting strong activity at the retail level. Operating profit improved to $101 million, compared with $93 million for the same quarter a year ago. Excluding last year’s $30 million pretax gain from the sale of an equipment rental company, operating profit improved 60 percent. The first-quarter 2005 operating-profit increase was mainly a result of higher sales and efficiencies related to stronger production volumes. Improved price realization offset higher raw material costs.

Market Conditions & Outlook: Equipment Operations

•                  Agricultural Equipment.  In the U.S., the livestock and dairy sectors are expected to remain in solid condition in 2005, while government payments largely offset the effect of lower commodity prices. As a result, U.S. farm-cash receipts for the year are forecast to remain near the record level of 2004. Given these conditions, Deere now expects industry retail sales in the U.S. and Canada to be up 5 to 10 percent for fiscal 2005 in comparison with the positive levels of last year.

In other parts of the world, industry retail sales in Western Europe are forecast to be flat to down 5 percent for the year. Farmers in the region benefited from a good fall harvest and are expected to see 2005 income in line with last year. In South America, industry sales are forecast to be down 20 to 30 percent as a result of the combination of a weaker U.S. dollar and lower commodity prices, as well as increased input costs.

Based on these factors and market conditions, worldwide sales of John Deere agricultural equipment are forecast to be up 7 to 9 percent for the year excluding the impact of exchange rates. Currency is expected to add about three percentage points to the company’s farm-machinery sales for the year.

•                  Commercial & Consumer Equipment. Sales of John Deere commercial and consumer equipment are expected to increase 4 to 6 percent for the year with help from new models of compact tractors and utility vehicles, as well as an expanded market position in commercial mowing equipment.

•                  Construction & Forestry.  Markets for construction equipment are receiving continued support from favorable U.S. economic conditions and fleet replenishment by contractors and rental companies. In addition, global forestry markets are expected to experience modest growth for the year. In this environment, Deere sales of construction and forestry equipment are forecast to rise by 10 to 12 percent for fiscal 2005.

Market Conditions & Outlook: Financial Services

•                  The outlook for Deere’s financial-services operations is largely unchanged. Full-year net income is expected to be about $305 million, which is slightly higher than the previous forecast due to a further improvement in the company’s credit-portfolio quality.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $68.2 million for the quarter, compared with net income of $69.3 million last year. Last year’s results benefited from gains on retail notes sold during the quarter, while results for first-quarter 2005 included a lower provision for credit losses.

Net receivables and leases financed by JDCC were $13.390 billion at January 31, 2005, compared with $11.426 billion one year ago. Net receivables and leases administered, which include receivables previously sold, totaled $15.942 billion at January 31, 2005, compared with $14.267 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook,” “Market Conditions and Outlook: Equipment Operations,” “Market Conditions and Outlook: Financial Services,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including, for the Company’s agricultural equipment segment, the many interrelated factors that affect farmers’ confidence.  These factors include worldwide demand for agricultural products, the level, complexity and distribution of government farm programs (and international reaction to these programs), world grain stocks, the growth of non-food uses for some crops, prices of commodities and livestock, crop production expenses (most notably fuel and fertilizer costs), weather and soil conditions, real estate values, available acreage for farming, the land ownership policies of various governments, animal diseases (including bovine spongiform encephalopathy, commonly known as “mad cow” disease), crop pests and diseases (including Asian rust), harvest yields, availability of transport for crops and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include general economic conditions in these markets, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, spending by municipalities and golf courses, and weather conditions.  Sales of commercial and consumer equipment during the spring are also affected by the severity and timing of weather patterns.

The number of housing starts, interest rates and consumer spending patterns are especially important to sales of the Company’s construction equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in and the political stability of the global markets in which the Company operates; production and technological difficulties, including capacity and supply constraints of, and prices for, commodities such as steel and rubber; oil and energy prices and supplies; the availability and cost of freight; monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; investor sentiment; inflation and deflation rates, interest rate levels and foreign currency exchange rates; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices, especially as to levels of new and used field inventories; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the Company operates.  Company results are also affected by changes in market values of investment assets and the level of interest rates, which impact postretirement benefit costs, and significant changes in health care costs.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in other filings with the Securities and Exchange Commission.

First Quarter 2005 Press Release

(millions of dollars and shares except per share amounts)

	Three Months Ended January 31
	2005	2004	% Change
Net sales and revenues:
Agricultural equipment net sales	$2,010	$1,596	+26
Commercial and consumer equipment net sales	523	570	-8
Construction and forestry net sales	993	746	+33
Total net sales *	3,526	2,912	+21
Credit revenues	331	316	+5
Other revenues	270	256	+5
Total net sales and revenues *	$4,127	$3,484	+18

Operating profit (loss): **
Agricultural equipment	$163	$85	+92
Commercial and consumer equipment	(2)	20
Construction and forestry	101	93	+9
Credit	126	117	+8
Other	10	6	+67
Total operating profit *	398	321	+24
Interest, corporate expenses and income taxes	(175)	(150)	+17
Net income	$223	$171	+30

Per share:
Net income - basic	$.90	$.70	+29
Net income - diluted	$.89	$.68	+31

*                      Includes equipment operations outside the U.S. and Canada as follows:

Net sales	$1,124	$914	+23
Operating profit	$111	$108	+3

The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**               Operating profit is income before external interest expense, certain foreign exchange gains or losses, income taxes and corporate expenses. However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

	January 31, 2005	October 31, 2004	January 31, 2004
Consolidated:
Trade accounts and notes receivable - net	$3,132	$3,207	$2,838
Inventories	$2,802	$1,999	$2,170

Average shares outstanding - basic	247.1	247.2	245.4
Average shares outstanding - diluted	251.0	253.1	251.9

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended January 31, 2005 and 2004

(In millions of dollars and shares except per share amounts) Unaudited

	2005	2004
Net Sales and Revenues
Net sales	$3,526.5	$2,911.6
Finance and interest income	325.6	294.7
Health care premiums and fees	188.9	181.4
Other income	86.1	96.1
Total	4,127.1	3,483.8

Costs and Expenses
Cost of sales	2,765.9	2,294.5
Research and development expenses	149.3	138.2
Selling, administrative and general expenses	461.9	417.7
Interest expense	167.1	147.4
Health care claims and costs	152.1	150.6
Other operating expenses	85.3	73.2
Total	3,781.6	3,221.6

Income of Consolidated Group
Before Income Taxes	345.5	262.2
Provision for income taxes	119.8	92.6
Income of Consolidated Group	225.7	169.6

Equity in Income (Loss) of Unconsolidated Affiliates
Credit	.2	.2
Other	(3.1)	1.0
Total	(2.9)	1.2

Net Income	$222.8	$170.8

Per Share:
Net income - basic	$.90	$.70
Net income - diluted	$.89	$.68

Average Shares Outstanding:
Basic	247.1	245.4
Diluted	251.0	251.9

See Notes to Interim Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited

	January 31 2005	October 31 2004	January 31 2004
Assets
Cash and cash equivalents	$2,865.5	$3,181.1	$4,087.8
Marketable securities	263.5	246.7	262.8
Receivables from unconsolidated affiliates	20.1	17.6	23.8
Trade accounts and notes receivable - net	3,131.7	3,206.9	2,837.8
Financing receivables - net	11,352.3	11,232.6	9,396.9
Other receivables	364.4	663.0	352.1
Equipment on operating leases - net	1,232.3	1,296.9	1,289.5
Inventories	2,802.0	1,999.1	2,169.8
Property and equipment - net	2,159.9	2,161.6	2,098.6
Investments in unconsolidated affiliates	103.7	106.9	113.7
Goodwill	984.5	973.6	938.2
Other intangible assets - net	21.4	21.7	256.0
Prepaid pension costs	2,491.1	2,493.1	62.3
Other assets	481.8	515.4	566.4
Deferred income taxes	551.2	528.1	1,517.1
Deferred charges	122.7	109.7	115.6
Total Assets	$28,948.1	$28,754.0	$26,088.4

Liabilities and Stockholders’ Equity
Short-term borrowings	$3,971.8	$3,457.5	$3,458.1
Payables to unconsolidated affiliates	124.4	142.3	122.8
Accounts payable and accrued Expenses	3,614.4	3,973.6	3,021.2
Health care claims and reserves	133.6	135.9	111.3
Accrued taxes	186.6	179.2	218.6
Deferred income taxes	62.6	62.6	30.1
Long-term borrowings	10,954.7	11,090.4	10,746.7
Retirement benefit accruals and other liabilities	3,401.9	3,319.7	4,095.1
Total liabilities	22,450.0	22,361.2	21,803.9
Stockholders’ equity	6,498.1	6,392.8	4,284.5
Total Liabilities and Stockholders’ Equity	$28,948.1	$28,754.0	$26,088.4

See Notes to Interim Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended January 31
	2005	2004

Dividends declared	$.28	$.22
Dividends paid	$.28	$.22

(2)

The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(3)	Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended January 31
	2005	2004

Net income	$222.8	$170.8

Other comprehensive income (loss), net of tax:

Change in cumulative translation adjustment	34.4	22.7

Unrealized gain (loss) on investments	(.7)	7.2

Unrealized gain on derivatives	6.2	1.1

Comprehensive income	$262.7	$201.8

(4)

The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” (Deere & Company with Financial Services on the Equity Basis) include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis.  The supplemental “Financial Services” data in Note 5 include primarily Deere & Company’s credit and health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended January 31, 2005 and 2004

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2005	2004	2005	2004
Net Sales and Revenues
Net sales	$3,526.5	$2,911.6
Finance and interest income	29.0	18.4	$357.2	$328.8
Health care premiums and fees			193.7	186.0
Other income	72.2	68.1	25.9	38.2
Total	3,627.7	2,998.1	576.8	553.0

Costs and Expenses
Cost of sales	2,769.8	2,298.2
Research and development expenses	149.3	138.2
Selling, administrative and general expenses	367.2	312.6	96.6	107.0
Interest expense	56.8	53.1	124.7	102.1
Interest compensation to Financial Services	46.2	44.7
Health care claims and costs			152.1	150.6
Other operating expenses	28.5	11.3	67.8	71.1
Total	3,417.8	2,858.1	441.2	430.8

Income of Consolidated Group Before Income Taxes	209.9	140.0	135.6	122.2
Provision for income taxes	72.0	49.7	47.7	42.9
Income of Consolidated Group	137.9	90.3	87.9	79.3

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	81.6	76.4	.2	.2
Other	3.3	4.1
Total	84.9	80.5	.2	.2

Net Income	$222.8	$170.8	$88.1	$79.5

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	January 31 2005	October 31 2004	January 31 2004	January 31 2005	October 31 2004	January 31 2004

Assets
Cash and cash equivalents	$2,541.4	$2,915.1	$3,450.1	$324.1	$266.0	$637.7
Cash equivalents deposited with unconsolidated subsidiaries	90.2	224.4	280.3
Cash and cash equivalents	2,631.6	3,139.5	3,730.4	324.1	266.0	637.7
Marketable securities				263.5	246.7	262.8
Receivables from unconsolidated subsidiaries and affiliates	1,316.1	1,469.5	361.6	3.3	.7
Trade accounts and notes receivable - net	704.2	781.5	666.3	2,797.1	2,765.8	2,519.7
Financing receivables - net	41.3	64.7	61.3	11,311.0	11,167.9	9,335.6
Other receivables	223.6	498.4	134.6	140.8	164.6	217.5
Equipment on operating leases - net	5.6	8.9	11.5	1,226.7	1,288.0	1,277.9
Inventories	2,802.0	1,999.1	2,169.8
Property and equipment - net	2,111.4	2,112.3	2,067.1	48.5	49.4	31.5
Investments in unconsolidated subsidiaries and affiliates	2,260.9	2,250.2	2,373.6	4.2	4.1	4.0
Goodwill	984.5	973.6	938.1			.2
Other intangible assets - net	21.3	21.6	255.7		.1	.2
Prepaid pension costs	2,473.8	2,474.5	61.7	17.3	18.6	.6
Other assets	222.7	206.2	238.3	259.1	309.1	328.1
Deferred income taxes	676.5	656.7	1,625.3			2.1
Deferred charges	100.4	86.8	95.0	23.4	23.7	21.9
Total Assets	$16,575.9	$16,743.5	$14,790.3	$16,419.0	$16,304.7	$14,639.8

Liabilities and Stockholders’ Equity
Short-term borrowings	$311.7	$311.9	$642.6	$3,660.1	$3,145.6	$2,815.5
Payables to unconsolidated subsidiaries and affiliates	127.7	142.8	122.8	1,386.3	1,676.3	618.1
Accounts payable and accrued expenses	3,385.7	3,683.8	2,738.9	599.4	631.0	631.7
Health care claims and reserves				133.6	135.9	111.3
Accrued taxes	153.7	162.0	191.7	32.9	17.2	26.9
Deferred income taxes	11.5	35.9	5.1	176.5	155.3	135.3
Long-term borrowings	2,722.4	2,728.5	2,754.7	8,232.3	8,361.9	7,992.0
Retirement benefit accruals and other liabilities	3,365.1	3,285.8	4,050.0	36.7	33.9	45.1
Total liabilities	10,077.8	10,350.7	10,505.8	14,257.8	14,157.1	12,375.9
Stockholders’ equity	6,498.1	6,392.8	4,284.5	2,161.2	2,147.6	2,263.9
Total Liabilities and Stockholders’ Equity	$16,575.9	$16,743.5	$14,790.3	$16,419.0	$16,304.7	$14,639.8

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.